Exhibit 99.1

CONTACTS:	Robert P. Peebler
Chief Executive Officer
INPUT/OUTPUT, INC.

(281) 879-3650

FOR IMMEDIATE RELEASE

Jack Lascar, Partner

Karen Roan, Sr. Vice President
DRG&E / (713) 529-6600

INPUT/OUTPUT ANNOUNCES THE DEPARTURE

OF ITS CHIEF FINANCIAL OFFICER

HOUSTON, TEXAS – December 5, 2005 – Input/Output, Inc. (NYSE: IO) announced today that Mike Kirksey, Chief Financial Officer, has informed I/O of his plans to accept a recent offer to join another company.  Mr. Kirksey plans to transition over the next few weeks in order to provide the needed continuity in the implementation of his responsibilities.  The company has already begun an internal and external search and is confident of a smooth transition over the next several weeks.

Robert P. Peebler, President and Chief Executive Officer, stated, “I am disappointed to see Mike leave I/O, but I’m also pleased that Mike’s success at I/O has opened up a significant career opportunity for him.  I would like to acknowledge Mike’s valuable contributions to I/O, including increasing our financial flexibility and organizing our Sarbanes-Oxley program. Mike has built an exceptionally strong financial team, which should serve us well during this transition period. Mike has been a great asset to I/O, and we wish him great success in his new job.”

I/O is a leading, technology-focused seismic solutions provider. The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry. I/O’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. Headquartered in Houston, Texas, I/O has regional offices in Canada, Latin America, Europe, China, Russia, Africa and the Middle East. Additional information is available at www.i-o.com.

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